EXHIBIT 99.1

ADMINISTRATOR COMPLIANCE CERTIFICATE

Education Funding Capital Trust – IV c/o U.S. Bank National Association CN-WN-06CT 425 Walnut Street, 6th Floor Cincinnati, Ohio 45202	Citibank, N.A. 333 West 34th Street, 2nd Floor New York, NY 10001

U.S. Bank National Association as Indenture Trustee CN-WN-06CT 425 Walnut Street, 6th Floor Cincinnati, Ohio 45202	Fifth Third Bank, as Eligible Lender Trustee 38 Fountain Square Plaza MD 10903B Cincinnati, Ohio 45263

Pursuant to Section 16 of the Administration Agreement dated as of May 1, 2004, (the “Administration Agreement”) between Education Funding Capital Trust – IV and Education Lending Services (the “Administrator”), the undersigned hereby certifies that (i) a review of the activities of the Administrator for the period from May 1, 2004 through December 31, 2004 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Administrator has fulfilled all its obligations under the Administration Agreement throughout such period.

March 25, 2005	/s/ Perry D. Moore
Perry D. Moore
Executive Vice President-Finance
Education Lending Services, Inc.